UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 15, 2006

DeVRY INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-13988	36-3150143
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

ONE TOWER LANE, OAKBROOK TERRACE, IL	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(630) 571-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Total number of pages: 13

DEVRY INC.
FORM 8-K INDEX

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 15, 2006, the Board of Directors of DeVry Inc. (the “Company”) appointed Daniel Hamburger, the Company’s current President, to serve as Chief Executive Officer and President. As previously announced by the Company, Mr. Hamburger succeeds Ronald L. Taylor, who will continue to be employed by the Company pursuant to a Senior Advisor Agreement, by and between the Company, DeVry University, Inc. and Mr. Taylor.

Mr. Hamburger, 42, has been President and COO of the Company since July 2004. He joined the Company as Executive Vice President in November 2002. From January 2001 to November 2002 he served as Chairman and CEO of an Accenture subsidiary, Indeliq Inc., which developed education technology. Prior to that, Mr. Hamburger served as President of the Internet Commerce division of W. W. Grainger, Inc., a service company. Mr. Hamburger was previously employed at R.R. Donnelley and at Bain & Co.

Mr. Hamburger was not selected pursuant to any arrangement or understanding between him and any other person. There has been no transaction, or proposed transaction, since July 1, 2006 to which the Company was or is to be a party, and in which Mr. Hamburger or any member of his immediate family had or is to have a direct or indirect material interest. There are no family relationships between Mr. Hamburger and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Hamburger, effective November 15, 2006. The Employment Agreement replaces in full the employment agreement, dated November 11, 2002, between Mr. Hamburger and the Company. A complete copy of the Employment Agreement is filed with this Current Report as Exhibit 10.1 and incorporated herein by this reference.

The Employment Agreement provides for, among other things, the following:

(i)     An initial annual base salary of $675,000, which amount may be increased (but not decreased) annually as determined by the Company’s Board of Directors in its sole discretion.

(ii)    An annual bonus opportunity of up to 100% of base salary.

(iii)   A one-time award, to be made within six months of the date of the Employment Agreement, of options on 50,000 shares of the Company vesting in increments of 20% on each of the first five anniversaries of the date of the Employment Agreement, unless Mr. Hamburger or the Company terminates Mr. Hamburger’s employment pursuant to the terms of the Employment Agreement. The Company’s Compensation Committee, at its discretion, will consider additional option grants to Mr. Hamburger beginning with the 2007 annual equity awards.

(iv)   An entitlement to perquisites and benefits (including automobile, health, disability, pension and life insurance benefits, consistent with past practice, or as increased from time to time) established from time to time, by the Company’s Board of Directors for senior managers.

(v)    At will employment that may be terminated if either Mr. Hamburger or the Company provides the other with at least 180 days’ notice. Mr. Hamburger’s employment terminates 180 days after the delivery of such notice, unless earlier terminated.

(vi)   Termination of the Employment Agreement by the Company at any time (1) upon the death of Mr. Hamburger, (2) upon his physical or mental disability that prevents him from performing his duties for a continuous period of 180 days, (3) for “Cause” (as defined in the Employment Agreement), or (4) for any reason, subject to the severance payments described in item (viii) below.

(vii)      Termination of the Employment Agreement by Mr. Hamburger if (1) he is not accorded the authority, duties, obligations and prerogatives set forth in the Employment Agreement, (2) such authority, duties, obligations or prerogatives are materially or substantially reduced, (3) he is not paid or reimbursed amounts due him under the Employment Agreement, or (4) the Company otherwise fails to observe its obligations under the Employment Agreement.

(viii)     In the event the Company terminates the Employment Agreement or fails to continue or renew the Employment Agreement, or Mr. Hamburger terminates the Employment Agreement for any reason stated in item (vii) above, he is entitled to severance payments equal to 12 times his monthly base salary. In the event of his termination following a “change of control” (as defined in the Employment Agreement), any unvested stock options will immediately vest and the severance payment will be 24 times the monthly base salary, plus prorated bonus, calculated based on the average of the previous two years’ bonus payments.

Item 8.01 - Other Events

On November 15, 2006, the Company issued a press release announcing the voting results at its 2006 Annual Meeting of Stockholders. The full text of that press release is included in Exhibit 99.1 in this Form 8-K and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between the Registrant and Daniel M. Hamburger, dated November 15, 2006

99.1	Press release dated November 15, 2006, announcing the voting results at the Company’s 2006 Annual Meeting of Stockholders

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEVRY INC.
(REGISTRANT)

Date: November 15, 2006	/s/ Daniel Hamburger
Daniel Hamburger
Chief Executive Officer and President

Date: November 15, 2006	/s/ Richard M. Gunst
Richard M. Gunst
Senior Vice President, Chief Financial Officer And Treasurer